DATED MAY 9, 2006
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-124310
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, FLOATING RATE NOTES DUE 2011

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term EXTENDIBLE Notes, Series F, Floating Rate Notes Due 2011
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-124310
Trade Date/Pricing Effective Time:	May 9, 2006
Settlement Date (Original Issue date):	May 11, 2006
Inital Maturity Date:	June 10, 2007
Final Maturity Date:	June 10, 2011
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100.00%
All-in-price:	99.800%
Net Proceeds to Issuer:	$299,400,000
Interest Rate Basis:	1 Month USD LIBOR
Spread (Plus or Minus):	For Interest Reset Dates Occurring:		Spread:
	Year 1:	5/11/06 to but excluding 6/10/07	Minus 0.02%
	Year 2:	6/10/07 to but excluding 6/10/08	Plus 0.01%
	Year 3:	6/10/08 to but excluding 6/10/09	Plus 0.02%
	Year 4:	6/10/09 to but excluding 6/10/10	Plus 0.03%
	Year 5:	6/10/10 to but excluding 6/10/11	Plus 0.03%
Maturity Extension Option:	On each Election Date, to the date occurring 366 calendar days from and including the 10th day of the next succeeding month
Election Date	10th day of each month, commencing June 10, 2006, and monthly thereafter through May 10, 2010
Interest Reset Date	10th day of each month, commencing June 10, 2006, and monthly thereafter through May 10, 2011
Interest Rate Calculation:	1 Month USD LIBOR determined on each Interest Determination Date minus/plus the Spread subject to Modified Following Business Day convention
Interest Determination Dates:	Two London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid on the 10th day of each month, beginning June 10, 2006 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1000 with increments of $1000 thereafter
Bookrunners:	J.P. Morgan Securities Inc. (100%)
CUSIP:	14912L3A7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.